EXHIBIT 99

NEWS RELEASE

CONTACT:
Jean Fontana
646-277-1214
(Jean.Fontana@icrinc.com)

Stage Stores Reports Comparable Sales for Holiday Period and Announces Multi-Year Plan to Accelerate Off-Price Growth

HOUSTON, TX, January 14, 2019 - Stage Stores, Inc. (NYSE: SSI) today reported comparable sales for the holiday period. On a shifted basis, which compares the nine-week period ended January 5, 2019 compared to the nine-week period ended January 6, 2018, Gordmans off-price stores comparable sales increased 2.4%, department stores comparable sales decreased 0.4%, and total company comparable sales increased 0.1%. E-commerce continued its trend of double digit sales growth.

The company also announced its strategy to convert approximately 220 additional department stores to Gordmans off-price stores by the middle of 2020. With the acceleration of the conversion of department stores to the off-price model, the company will suspend its quarterly dividend and expects to spend approximately $35 million in capital in 2019.

Michael Glazer, President and Chief Executive Officer, commented, “The results of department stores converted to off-price continue to exceed our expectations, with smaller stores more than doubling their volume after conversion. Off-price stores, when compared to our department stores, also benefit from a higher penetration of outperforming non-apparel categories. As a result, off-price comp sales once again increased during the holiday period, despite the headwind created by the November 2017 marketing relaunch. In department stores, while apparel sales continue to be challenged, we delivered strong results in non-apparel, with home and gifts increasing more than 20% and representing more than 10% of sales. Additionally, we expect to end the year with more than $100 million of excess availability under our credit facility.

“Turning to 2019 and beyond, I am thrilled to announce our multi-year off-price conversion plan. By the end of 2020, we expect to have nearly 300 Gordmans stores, representing almost 50% of total sales volume. We plan to convert approximately 70 stores in 2019, predominantly in the smaller, mid-western markets where we have seen outstanding results to date. We are looking forward to announcing our full year 2019 guidance, including the impact our multi-year conversion strategy, in March, in conjunction with our fourth quarter earnings release.”

The comparable sales calculation for the holiday period and going forward includes converted stores. For 2018 this encompasses one store converted in the first quarter, four stores converted in the third quarter, and four stores converted in the fourth quarter. In addition, a non-cash impairment charge related to the $14.9 million intangible asset associated with the Peebles trade name may be incurred in the fourth quarter 2018 due to the multi-year conversion plan. Though there are several weeks left in the quarter, fourth quarter EBITDA is expected to be approximately $30 million. This excludes the potential non-cash impairment charge related to the Peebles trade name.

About Stage Stores
Stage Stores, Inc. is a leading retailer of trend-right, name-brand values for apparel, accessories, cosmetics, footwear and home goods.  As of January 14, 2019, the Company operates in 42 states through 752 BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES, and STAGE specialty department stores and 68 GORDMANS off-price stores, as well as an e-commerce website at www.stage.com.  For more information about Stage Stores, visit the Company’s website at corporate.stage.com.

Caution Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of the Company’s objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are based upon management’s then-current views and assumptions regarding future events and operating performance. Although management believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of its knowledge, forward-looking statements involve risks, uncertainties and other factors which may materially affect the Company’s business, financial condition, results of operations or liquidity.

Forward-looking statements are not guarantees of future performance and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, economic conditions, cost and availability of goods, inability to successfully execute strategic initiatives, competitive pressures, economic pressures on the Company and its customers, freight costs, the risks discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”), and other factors discussed from time to time in the Company’s other SEC filings. This release should be read in conjunction with such filings, and you should consider all of such risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects in its public announcements and SEC filings.